Exhibit 10.7

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO MEMBERSHIP INTEREST OPTION AGREEMENT (this “Agreement”) is made and entered into as of this 29th day of September, 2010 by and between US Federal Properties Partnership, LP, a Delaware limited partnership, US Federal Properties Trust, Inc., a Maryland corporation (together with OP, the “Company”), and Kevin T. Kelly, an individual (the “Executive”).

RECITALS:

A. Executive and Company entered into that certain Employment Agreement dated August 16, 2010 (the “Original Agreement”); and

B. The parties desire to amend the Employment Agreement as provided herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties hereby agree as follows:

1. Section 4(c)(i) of the Original Agreement shall be amended in its entirety to read:

IPO Grant. As of the IPO date, the executive shall receive a grant of 37,500 restricted stock units (“RSUs”) (the grant referred to herein as the “IPO Grant”). The RSUs will vest in three equal annual installments beginning on the one (1) year anniversary of the date of grant. The RSUs shall be granted pursuant, and subject to the terms and conditions of the US Federal Properties Trust, Inc. 2010 Equity Incentive Plan (the “Equity Incentive Plan”) and the RSU award agreement. For purposes of this Agreement the term “IPO” shall mean an initial public offering of the Company’s securities that is intended to provide the Company’s initial capital.

2. Except as expressly modified herein, the Original Agreement shall remain unmodified and in full force and effect.

3. Company and Executive agree that this Agreement may be transmitted between them by facsimile machine or email and that faxed or emailed signatures shall constitute original signatures and that a faxed or emailed versions of this Agreement containing the signature (original, faxed or emailed) of Executive and Company shall be counterparts, each of which will constitute an original and all of which shall comprise the entire Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

US FEDERAL PROPERTIES TRUST, INC.,
a Maryland corporation

By:	/s/ Richard Baier
Name:	Richard Baier
Its:	Chief Executive Officer

US FEDERAL PROPERTIES PARTNERSHIP, LP, a Delaware limited partnership

By:	US Federal Properties Trust, Inc., a Maryland corporation

Its:	General Partner

	By:	/s/ Richard Baier
	Name:	Richard Baier
	Its:	Chief Executive Officer

/s/ Kevin T. Kelly
Kevin T. Kelly, an individual

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of this 16th day of August, 2010 by and between US Federal Properties Partnership, LP, a Delaware limited partnership (“OP”), US Federal Properties Trust, Inc., a Maryland corporation (“REIT,” and together with OP, the “Company”), and Kevin T. Kelly, an individual (the “Executive”).

WHEREAS, the OP has determined it to be in its best interests to secure the employment of the Executive and to enter into this Agreement pertaining to the employment of the Executive upon and following the Effective Date; and

WHEREAS, the Executive desires to be so employed by the OP; and

WHEREAS, this Agreement shall become effective as of the Effective Date,

NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

1. Definitions.

(a) The term “Change in Control” shall mean any of the following:

(i) The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of REIT;

(ii) Within any twelve (12) month period, the individuals who are members of the Board of Directors of REIT (the “Board”) at the beginning of such period cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the stockholders, of any new director was approved by a vote of a majority of the Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Board; or

(iii) The consummation of: (A) a merger or consolidation if REIT stockholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of REIT outstanding immediately before such merger or consolidation; or (B) a complete liquidation or dissolution or an agreement for the sale or other disposition of fifty percent (50%) or more of the total assets of REIT.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur if any of the foregoing transactions occurs with a subsidiary or affiliate of REIT.

(b) The term “Company” means both OP and REIT unless the context clearly requires or expressly indicates otherwise, in which case the right or obligation shall be that of OP or REIT as appropriate.

(c) The term “Date of Termination” means the date upon which the Executive’s employment with the Company ceases, as specified in a notice of termination pursuant to Section 9 hereof, or if termination of employment is due to the Executive’s death, such date of death. To the extent necessary to have payments and benefits under this Agreement be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or comply with the requirements of Code Section 409A, the Company and Executive agree to cooperate in a reasonable manner (including with regard to any post-termination services by the Executive) such that the Date of Termination as defined in this Agreement shall constitute a “separation from service” pursuant to Code Section 409A (“Separation from Service”). Notwithstanding anything contained in this Agreement to the contrary, the date on which a Separation from Service occurs shall be the “Date of Termination” or termination of employment for purposes of determining the timing of payments under this Agreement to the extent necessary to have such payments and benefits under this Agreement be exempt from the requirements of Code Section 409A or comply with the requirements of Code Section 409A.

(d) The term “Disability” means that (i) the Executive is unable for more than 180 consecutive or non-consecutive days in any consecutive 12-month period to perform substantially and continuously the duties assigned to him by reason of any medically determinable physical or mental impairment, or (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(e) The term “Effective Date” shall mean August 16, 2010.

(f) The term “Involuntary Termination” means the termination of the employment of the Executive (i) by the Company that is not a termination for Cause, or (ii) by the Executive that constitutes a resignation for Good Reason. Furthermore, a termination of this Agreement

(g) Resignation for “Good Reason” means termination of employment by the Executive upon the occurrence of any one or more of the following events, absent the Executive’s prior written consent to such event: (i) the removal of the Executive from, or the failure to re-elect the Executive to, or the requirement to share with another person, the office of President and Chief Financial Officer of OP or President, Treasurer and Chief Financial Officer of REIT; (ii) the Company’s assignment of duties, responsibilities or reporting requirements that are materially inconsistent with the Executive’s position or that materially expand or reduce the Executive’s duties, responsibilities or reporting requirements; (iii) a material reduction in the Base Salary or the Annual Performance Bonus opportunities; (iv) a material breach of this Agreement by the Company; (v) a change in the Executive’s work location to a new location that is more than fifty (50) miles from the current corporate office where the Executive works as of the Effective Date; (vi) the failure of the Company to obtain the assumption of this Agreement as contemplated by Section 11(a), or (vii) the Company’s intentional direction of the Executive to engage in unlawful conduct notwithstanding the Executive’s timely objection; provided, however, that in order for the Executive to terminate his employment for Good Reason pursuant to this Agreement, the Executive must give the Company written notice of the existence of any condition set forth above within ninety (90) days of such initial existence and the Company shall have thirty (30) days from the date of such notice in which to cure such condition, if curable. If, during such thirty (30) day period, the Company cures the condition giving rise to grounds for resignation for Good Reason, no benefits shall be due under Section 7(a) of this Agreement with respect to such occurrence. If, during such thirty (30) day period, the Company fails or refuses to cure the condition giving rise to such grounds for resignation for Good Reason, the Executive shall be entitled to benefits under Section 7(a) of this Agreement upon such termination. The date of resignation for Good Reason shall be the thirtieth (30th) day after the date that the Executive gave notice of the existence of a condition that constitutes resignation for Good Reason under this section, if it has not been cured.

(h) The term “Specified Employee” shall mean any person who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Company based upon the twelve (12) month period ending on each December 31st (such twelve (12) month period is referred to below as the “identification period”). If the Executive is determined to be a key employee under Code Section 416(i) (without regard to paragraph (5) thereof) during the identification period he shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12) month period that begins on the April 1st following the close of such identification period. For purposes of determining whether the Executive is a key employee under Code Section 416(i), “compensation” shall mean the Executive’s W-2 compensation as reported by the Company for a particular calendar year.

(i) Termination for “Cause” means termination of the employment of the Executive with the Company because of any one or more of the following events: (i) the Executive’s willful or repeated failure to perform or substantially perform his reasonable and customary duties under this Agreement, or the Executive’s material breach of any material term, or of his reasonable and customary obligations, under this Agreement, including the restrictive covenants included herein, which failure or refusal is not cured, if curable, within thirty (30) days after written notice thereof is given to the Executive; (ii) the Executive’s conviction of, or entry of a plea of guilty or nolo contendere with respect to, a felony crime or a crime involving fraud, forgery, embezzlement, or (iii) it is determined by a vote of not less than seventy-five percent (75%) of the Board (excluding the Executive, if a member of the Board), after providing the Executive with specific charges and an opportunity to respond thereto, that the Executive has committed serious misconduct through fraudulent activities, including material theft or misappropriation of the Company’s assets, gross neglect, or engaging in unlawful discriminatory or harassing conduct. For purposes of this Agreement, no act or failure to act by the Executive will be deemed “willful” unless done or omitted to be done not in good faith or without reasonable belief that such action or omission was in the Company’s best interests, and any act or omission by the Executive pursuant to authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company will be deemed made in good faith and in the best interests of the Company.

(j) The term “Voluntary Termination” shall mean termination of employment by the Executive voluntarily as set forth in Section 7(c) of this Agreement.

2. Term. The term of this Agreement shall be a period commencing on the Effective Date and ending three (3) years thereafter (the “Term”), unless sooner terminated as provided herein. As of the second anniversary of the Effective Date, and each anniversary thereafter (each an “Extension Date”), the Term shall automatically be extended for one (1) additional year, unless either the Company or the Executive notifies the other party, by written notice delivered no later than 90 days prior to such Extension Date, that the Term shall not be extended for an additional year. Notwithstanding anything contained herein to the contrary, if a Change in Control occurs during the Term, this Agreement shall remain in effect for the two (2) year period following the Change in Control and shall then terminate.

3. Employment; Directorships. The Executive is hereby employed as the President and Chief Financial Officer of OP and is hereby appointed as the President, Treasurer and Chief Financial Officer of REIT, reporting to the Board through the Chief Executive Officer. During the Term, the Executive shall be nominated for a position on the Board, with such position subject to the required vote of the Company’s shareholders. The Executive shall also render services to any subsidiary or subsidiaries of OP or REIT as requested by the Company from time to time consistent with his executive position and experience and with the terms of this Agreement. The Company shall provide the Executive with an office and administrative support commensurate with its other senior executives. The Executive shall devote substantially all of his time and attention to the business and affairs of the Company and its subsidiaries. The Executive’s duties and responsibilities hereunder are more fully set forth in Exhibit A to this Agreement.

4. Compensation.

(a) Base Salary. OP agrees to pay the Executive during the Term a base salary (the “Base Salary”), the annualized amount of which shall be $250,000.00. The Base Salary may be adjusted upwards annually based on the Executive’s performance after review by the Compensation Committee of the Board (the “Committee”), with such review to be conducted annually (commencing in January of 2011) or more frequently as determined by the Committee. The Base Salary shall be paid pursuant to the normal payroll practices of OP and shall be subject to customary tax withholding. If and to the extent that any other entities directly or indirectly controlled by the Company pay Base Salary or other amounts or provide benefits to the Executive that the Company is otherwise obligated to pay or to provide to the Executive under this Agreement, the Company’s obligations to the Executive shall be reduced accordingly on a dollar for dollar basis. Any amounts paid by any entity other than the Company shall be subject to all customary tax withholdings at that entity level.

(b) Annual Cash Performance Bonus.

(i) Prior to or within sixty (60) days of the beginning of each calendar year during the Term (each a “Performance Period”), the Committee and the Executive shall agree on an objective performance criteria dashboard (with respect to the performance of the Executive and REIT) that will serve as the basis for determining an annual cash performance bonus (the “Annual Performance Bonus”). The Executive shall have a target Annual Performance Bonus and the opportunity to earn a maximum Annual Performance Bonus (the “Target Bonus” and the “Maximum Bonus,” respectively), each set as a percentage of Base Salary and as established annually by the Committee.

(ii) The foregoing Section 4(b)(i) notwithstanding, with respect to a period commencing as of the Effective Date and ending one year therefrom (the “Initial Target Period”), the Company shall pay to Executive a bonus of $250,000.00 (the “Initial Target Bonus”) payable as of June 30, 2011. For clarity, the Initial Target Bonus shall be the only bonus for which Executive shall be eligible during the Initial Target Period. For the balance of calendar year 2011 from the termination of the Initial Target Period, Executive shall have an Annual Performance Bonus based upon amount equal to the Initial Target Bonus divided by 365 and pro rated on a per diem basis.

(iii) Going forward, the Annual Performance Bonus earned by the Executive for any Performance Period shall be paid within sixty (60) days after the end of the applicable Performance Period, provided the Executive is employed on the last day of such Performance Period, except as provided in Sections 7(a) and 7(d) below.

(c) Equity Awards.

(i) IPO Grant. As of the IPO date, the executive shall receive a grant of restricted stock units (“RSUs”) with a value on the IPO date equal to $750,000.00 (the “IPO Grant”). The RSUs will vest in three equal annual installments beginning on the one (1) year anniversary of the date of grant. The RSUs shall be granted pursuant, and subject to the terms and conditions of the US Federal Properties Trust, Inc. 2010 Equity Incentive Plan (the “Equity Incentive Plan”) and the RSU award agreement. For purposes of this Agreement the term “IPO” shall mean an initial public offering of the Company’s securities that is intended to provide the Company’s initial capital.

(ii) Annual Performance Grant. At the end of each Performance Period, the Executive shall be eligible to receive a performance based equity award under the Equity Incentive Plan with an annual grant date value based upon a percentage of Base Salary (“Annual Performance Grant”), as established annually by the Committee. Any such Annual Performance Grant shall be made in the sole discretion of the Committee and shall be based on the Executive’s achievement of performance criteria (with respect to the performance of the Executive and REIT), as such performance criteria have been mutually agreed from time to time by the Committee and the Executive. Any Annual Performance Grant made to the Executive will also be subject to the terms and conditions of the Equity Incentive Plan.

(A) Executive, during the initial Term of this Agreement, shall also be entitled (exclusive of the Annual Performance Grant set forth above) to receive an equity award under the Equity Incentive Plan at such time or times that the Company raises and actually receives incremental capital in one or more new equity offerings by the Company, whether privately or publically offered, of an aggregate of $200,000,000.00, (each a “Raise-based Grant”) up to a maximum of $600,000,000.00 . Each Raise-based Grant shall be valued at the date of grant at $500,000.00, and shall fully vest upon the date of grant. The aggregate value of all Raise-based Grants as determined at the date of each grant shall total $1,500,000.00 if and when the maximum $600,000,000.00 of incremental capital is raised in one or more new equity offerings. The foregoing notwithstanding, and for purposes of clarity, proceeds of the IPO or the value of any of Company equity issued in exchange for the contribution of real property or as consideration under a contractual arrangement for the acquisition of real property by the OP, or a subsidiary or affiliate thereof, shall not be included in any calculation of value received by the Company for equity issued pursuant to a private or public offering.

(iii) Termination of Employment. With respect to any RSUs or other equity awards granted to the Executive pursuant to this Section 4, the Executive shall become fully and immediately vested in such awards in the event of a termination of employment pursuant to Sections 7(a) or 7(d) below. Upon a termination for Cause or a Voluntary Termination pursuant to Sections 7(b) or 7(c), respectively, all unvested RSUs or other equity awards shall be immediately forfeited and cancelled and the Executive shall have no right to any benefit in lieu thereof. Any acceleration of vesting contemplated by this Section 4 shall be conditioned upon the Executive executing, and not revoking, a Release (as required by, and defined in, Section 7(a) below).

(iv) Change in Control. With respect to any RSUs or other equity awards granted to the Executive pursuant to this Section 4, the Executive shall become fully and immediately vested in such awards in the event of a Change in Control.

(d) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses (including, but not limited to, a cell phone and monthly billing for the same) incurred by the Executive in performing services under this Agreement in accordance with the policies and procedures applicable to the senior executive officers of the Company, provided that the Executive accounts for such expenses as required under such policies and procedures.

5. Benefits.

(a) Participation in Benefit Plans. During the Term, the Executive shall be entitled to participate on the same basis as provided generally to other senior executive officers of the Company in all executive and employee benefit plans and programs of the Company as they may be in effect from time to time; provided, however, that, nothing herein shall require the creation or retention of such plans or programs by the Company. Each of OP and REIT reserve the right to amend or cancel any such plan or program in its sole discretion, subject to the terms of such plan or program and applicable law. The foregoing notwithstanding, Executive’s dependents will be fully eligible to participate under any health, dental and vision benefit plans adopted by Company from time to time.

(b) Fringe Benefits. During the Term, the Executive shall be eligible to participate in, and receive benefits under, any other fringe benefit plans, programs and practices or perquisites which are or may become generally available to other senior executive officers of the Company, as they may be in effect from time to time.

6. Vacations. The Executive shall be entitled to vacation at full pay at the discretion of the Executive, consistent with the duties and obligations of the Executive to the Company as set forth herein.

7. Termination of Employment. The Executive’s employment with the Company during the Term may be terminated by the Company or the Executive without any breach of this Agreement only under the circumstances described in this Section 7.

(a) Involuntary Termination. If the Executive experiences an Involuntary Termination prior to the end of the Term, such termination of employment shall be subject to the Company’s obligations under this Section 7(a) . If such Involuntary Termination occurs, the Company shall:

(i) pay to the Executive or the Executive’s beneficiary a cash payment equal to three (3) times the sum of (A) the Executive’s then Base Salary (excluding any reductions to Base Salary that may have triggered such termination), plus (B) the Executive’s Target Bonus (or Initial Target Bonus, as applicable) (the “Severance Payment”), provided, however, that, in no event shall the Severance Payment be less than $750,000.00;

(ii) continue COBRA benefits for a period of up to eighteen (18) months following the Date of Termination, at no cost to the Executive; provided that the Executive is eligible for and elects such coverage;

(iii) accelerate the vesting of any outstanding equity awards if so provided pursuant to the terms of such awards or as provided herein;

(iv) pay to the Executive a Pro Rata Bonus, if any; and

(v) provide the Executive with executive level outplacement services for a period of up to one (1) year, as may be needed.

In addition to the foregoing, in connection with an Involuntary Termination, the Executive shall be entitled to receive (A) any accrued but unpaid Base Salary and any accrued but unused vacation through the Date of Termination, (B) reimbursement of any expenses incurred through the Date of Termination in accordance with Section 4(d), and (C) all vested benefits and amounts under any plan, program or arrangement, the payment and other rights with respect to which shall be governed by the terms thereof (the benefits listed in this subparagraph collectively, the “Accrued Compensation”).

Except as may be provided by Section 22(b), if applicable, the Severance Payment and Pro Rata Bonus provided herein, shall be paid in a single lump sum on the forty-fifth (45th) day following the Date of Termination provided that the Executive executes, and does not revoke, a release and waiver, in the form attached hereto as Exhibit B (the “Release”) prior to such forty-fifth (45th) day. If the Release has not become irrevocable on or before such forty-fifth (45th) day, the Executive shall forfeit any right to the Severance Payment (and the benefits set forth in subparagraphs (ii), (iii), and (v) above). If the Executive should die after amounts become payable under this Section 7(a), such amounts shall thereafter be paid to the Executive’s estate.

(b) Termination for Cause. The Company may terminate the Executive’s employment hereunder for Cause as provided herein. In the event of a termination for Cause, the Company shall have no further obligation to the Executive under this Agreement after the Date of Termination except for any unpaid Accrued Compensation.

(c) Voluntary Termination. The Executive may terminate his employment voluntarily at any time by a notice pursuant to Section 9 of this Agreement. In the event that the Executive voluntarily terminates his employment other than by reason of any of the actions that constitute a resignation for Good Reason (“Voluntary Termination”), the Company shall only be obligated to pay to the Executive (i) the Accrued Compensation, and (ii) any awarded, but unpaid, Annual Performance Bonuses for previously completed Performance Periods, and the Company shall have no further obligation to the Executive under this Agreement.

(d) Death or Disability. In the event of the death or Disability of the Executive during the Term and prior to any termination of employment, the Company shall only be obligated to pay to the Executive or his estate (i) the Accrued Compensation, (ii) any awarded, but unpaid, Annual Performance Bonuses for previously completed Performance Periods, (iii) any benefits payable on death or Disability, as applicable, under applicable benefit plans, (iv) accelerated vesting of any outstanding equity awards if so provided pursuant to the terms of such awards or herein, and (iv) a Pro Rata Bonus, if any. Following such payment, the Company shall have no further obligation to the Executive, or his beneficiaries under this Agreement.

(e) No Other Obligation to Mitigate Damages. The Executive shall not be obligated to mitigate amounts payable or arrangements made under the provisions of this Section 7 and the obtaining of other employment shall not have any effect on the Company’s obligations under this Section 7.

(f) Effect of Termination. If as of the Date of Termination, the Executive holds any position with either or both OP or REIT, or any subsidiaries or affiliates or both OP and REIT, including any board positions, the Executive shall resign from all such positions as of the Date of Termination.

8. Section 280G Limitation. If the value of any payment or other benefit the Executive would receive from the Company or otherwise in connection with a Change in Control (the “Benefit”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G, and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then such Benefit shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either:

(i) the largest portion of the Benefit that would result in no portion of the Benefit being subject to the Excise Tax; or

(ii) the largest portion, up to and including the total, of the Benefit,

whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Benefit notwithstanding that all or some portion of the Benefit may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Benefit equals the Reduced Amount, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to the Company’s approval if made on or after the date on which the event that triggers the Benefit occurs) or required pursuant to Code Section 409A: reduction of cash payments; cancellation of accelerated vesting of stock awards; and reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock awards unless the Executive elects in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a Benefit is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Benefit, it shall furnish the Executive and the Company (at the Company’s expense) with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Benefit. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Executive and the Company, except as set forth below.

If, notwithstanding any reduction described in this Section 8, the Internal Revenue Service (the “IRS”) determines that the Executive is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then the Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Executive challenges the final IRS determination, a final judicial determination, a portion of the payment equal to the Repayment Amount. The “Repayment Amount” with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Executive’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero (0) if a Repayment Amount of more than zero would not result in the Executive’s net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, the Executive shall pay the Excise Tax.

Notwithstanding any other provision of this Section 8, if (A) there is a reduction in the payment of benefits as described in this Section 8, (B) the IRS later determines that the Executive is liable for the Excise Tax, the payment of which would result in the maximization of the Executive’s net after-tax proceeds (calculated as if the Executive’s benefits had not previously been reduced), and (C) the Executive pays the Excise Tax, then the Company shall pay to the Executive those benefits which were reduced pursuant to this Section contemporaneously or as soon as administratively possible after the Executive pays the Excise Tax so that the Executive’s net after-tax proceeds with respect to the payment of benefits is maximized.

9. Notice of Termination. In the event that OP, REIT or both, desire to terminate the employment of the Executive during the term of this Agreement, OP or REIT shall deliver to the Executive a written notice of termination, setting forth, in the case of a termination for Cause or termination for Disability, in reasonable detail the facts and circumstances that are the basis for the termination, and specifying the date upon which employment shall terminate, which date shall be at least thirty (30) days after the date upon which the notice is delivered, except in the case of termination for Cause. In the event that the Executive determines in good faith that he has experienced an Involuntary Termination as a result of a resignation for Good Reason, he shall send a written notice to the Company stating the circumstances that give rise to the resignation for Good Reason and the date upon which such circumstances occurred. In the event that the Executive desires to cause a Voluntary Termination, he shall deliver a written notice to the Company, stating the date upon which employment shall terminate, which date shall be at least sixty (60) days after the date upon which the notice is delivered, unless the parties agree to a date sooner. If the Executive gives written notice of resignation for Good Reason pursuant to Section 1(g) and the Company does not cure the condition giving rise to grounds for resignation for Good Reason within thirty (30) days of that notice, the Executive’s employment shall terminate on the thirtieth (30th) day after the written notice he provided to the Company.

10. Restrictive Covenants.

(a) Confidentiality. The Executive acknowledges that, during the course of his employment with the Company, the Executive may produce and have access to confidential and/or proprietary non-public information concerning OP and/or REIT, and any of their respective subsidiaries and affiliates, including marketing materials, customers lists, records, data, trade secrets, proprietary business information, proposed transactions, possible acquisitions, pricing lists and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public (collectively, “Confidential Information”). The Executive agrees not to directly or indirectly use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than the Company, either during or after his employment with the Company, except to the extent that such disclosure is authorized in writing by the Company, required by law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by the Executive of his duties hereunder. Confidential Information does not include any information which; (i) the Executive was aware of or was in the Executive’s possession prior to becoming an employee of the Company; (ii) is or becomes generally available to the public by acts other than those of the Executive after receiving it; or (iii) has been received lawfully and in good faith by the Executive from a third party not under a similar duty of confidentiality to Company. The Executive agrees that if he receives a subpoena or other court order or is otherwise required by law to provide Confidential Information to a governmental authority or other person concerning the activities of the Company, or his activities in connection with the business of the Company, the Executive will, to the extent permitted by law, immediately notify the Company of such subpoena, court order or other requirement and deliver forthwith to the Company a copy thereof and any attachments and non-privileged correspondence related thereto so that the Company may seek an appropriate protective order to protect such Confidential Information,. The Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. During his employment, the Executive agrees to abide by the Company’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Company.

(b) Documents and Property. All records, files, documents and other materials or copies thereof relating to the business of the Company, which the Executive shall prepare, receive, or use during his employment, shall be and remain the sole property of the Company and, other than in connection with performance by the Executive of his duties hereunder, shall not be removed from the Company premises without the Company’s prior written consent, and shall be promptly returned to the Company upon the Executive’s termination of employment together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents, or other materials or information they contain.

(c) Mutual Non-Disparagement. The Company and the Executive agree that, at all times during the Term following the Date of Termination, they shall use reasonable and good faith efforts to ensure that neither party engages in any vilification of the other, and shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning the other, including, but not limited to, management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. The parties further agree to do nothing that would damage the other’s business reputation or good will; provided, however, that nothing in this Agreement shall prohibit either party’s disclosure of information which is required to be disclosed in compliance with applicable laws or regulations or by order of a court or other regulatory body of competent jurisdiction. The Executive acknowledges that the only persons whose statements may be attributed to the Company for purposes of this Agreement, other than his own, shall be the members of the Board.

(d) Non-Solicitation and Non-Competition. The Executive hereby agrees that in the event his employment is terminated, during the Term, for a period of one (1) year following the Date of Termination (the “Restricted Period”), except with the express prior written consent of the Company, the Executive will not directly, or indirectly engage in or facilitate any of the following activities anywhere in the United States:

(i) soliciting or inducing, or attempting to solicit or induce, any employee of the Company or its subsidiaries or affiliates, as of the Date of Termination, to terminate employment and become employed by, or on behalf of, any company that is a public or private office real estate investment trust (government or otherwise); or

(ii) performing services as an employee, director, officer, consultant, independent contractor or advisor; or investing in, whether in the form of equity or debt, owning any interest or otherwise having an ownership or other interest or a connection to any Prohibited Entity or performing services as an employee, director, officer, consultant, independent contractor or advisor to any other company, entity or person if those services relate directly to a business or businesses that directly and materially compete with the Company (limited to governmental leased properties) anywhere in the United States. Nothing in this Section (ii) shall, however, restrict the Executive from making an investment in and owning up to one-percent (1%) of the common stock of any company whose stock is listed on a national exchange, provided that such investment does not give the Executive the right or ability to control or influence the policy decisions of any direct competitor. For purposes of this Agreement, a “Prohibited Entity” is any company, entity or person that derives more than 20% of its consolidated gross revenues from a business or businesses that involves governmental office properties.

(e) Remedies for Breach. The Executive has reviewed the provisions of this Agreement with legal counsel and the Executive acknowledges and expressly agrees that the covenants contained in this Section 10 are reasonable with respect to their duration, geographical area and scope. The Executive further acknowledges that the restrictions contained in Section 10 of this Agreement are reasonable and necessary for the protection of the legitimate business interests of the Company, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Company and interests, that the Company would not have agreed to employ the Executive without receiving the Executive’s agreement to be bound by these restrictions and that such restrictions were a material inducement to the Company to hire the Executive and enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Company, in addition to and not in limitation of, any other rights, remedies or damages available to the Company under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief, without posting of bond to prevent or restrain any such violation by the Executive and any and all persons directly or indirectly acting for or with him, as the case may be.

11. No Assignments.

(a) This Agreement is personal to each of the parties hereto, and neither may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that, the Company may assign any of its rights or obligations hereunder to an affiliate of the Company without the consent of the Executive, and provided, further, that, this Agreement shall be binding upon and inure to the benefit of any successor of the Company and the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, with such express assumption to be in writing to the Executive. Failure of the Company to obtain such an assumption prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation and benefits from the Company in the same amount and on the same terms as provided in Section 7(a). For purposes of implementing the provisions of this Section 11, the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) days after the date appearing on the certified mail, when sent by such certified mail, return receipt requested, postage prepaid, or over-night delivery to the Company at its home office, to the attention of the Board with a copy to the Secretary of the Company, or, if to the Executive, to such home or other address as the Executive has most recently provided in writing to the Company.

13. Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by all parties.

14. Partial Invalidity. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. If any covenant or provision of this Agreement is determined to be void and unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision or part thereof, and such covenant or provision or part thereof shall be deemed modified to the extent required to permit enforcement. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and the Executive hereby agrees that such scope may be judicially modified accordingly.

15. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Delaware to agreements made and wholly to be performed in such state without regard to conflicts of laws.

16. Mandatory Arbitration. Except as provided in Section 10(d)(ii) above, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in Kansas City, Missouri in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, the Executive and the Company shall each select an arbitrator from among the JAMS/Endispute panel of arbitrators and those selected shall mutually select a third acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event the Executive and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Neither the Executive nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall be required to abide by the provisions of this Agreement and the arbitrator shall not modify or alter same. Such arbitration shall be conducted under a “baseball arbitration” format, pursuant to which the arbitrator shall be required to adopt the position of one of the parties, and not any compromise position. The Company shall be responsible for the arbitrator’s fees and costs. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by the Executive in seeking to interpret this Agreement or enforce rights pursuant to this Agreement shall be paid on behalf of or reimbursed to the Executive promptly by the Company, provided that the Executive is successful in asserting such rights The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Delaware, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall be required by abide by the provisions of this Agreement and the arbitrator shall not modify or alter same. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. Nothing herein contained shall preclude either party from seeking equitable or injunctive relief from a court of competent jurisdiction in order to prevent, terminate or reduce the likelihood of the infliction of irreparable harm on the petitioning party.

17. Indemnification; Insurance. The Company shall seek to obtain insurance and indemnify the Executive, and such obligations shall be governed, as set forth in the Indemnification Agreement of even date herewith.

18. Fees and Costs. The Company agrees to pay, or to reimburse the Executive for the reasonable out of pocket legal expenses incurred in connection with and related to the preparation and negotiation of this Agreement.

19. Break-Up. In the event that an IPO is not consummated by Company within six (6) months of the Effective Date of this Agreement, then this Agreement, at the option of Company, shall terminate without further obligation to the Executive hereunder.

20. Cooperation. The Executive shall cooperate with the Company, to the extent reasonably requested by the Company, in any investigation or litigation in which the Company is a party and of which the Executive has relevant information by virtue of his employment with the Company. The Company shall reimburse the Executive for reasonable expenses related to such cooperation.

21. Successors to Code Sections. All provisions of this Agreement referring to sections of the U.S.C. (United State Code) or to the Code shall be deemed to refer to successor code sections in the event of renumbering of code sections.

22. Code Section 409A.

(a) General. It is intended that this Agreement shall comply with the provisions of Code Section 409A and the Treasury regulations relating thereto so as not to subject the Executive to the payment of additional taxes and interest under Code Section 409A. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under Code Section 409A would result in the Executive being subject to payment of additional income taxes or interest under Code Section 409A, the parties agree to amend the Agreement to maintain to the maximum extent practicable the original intent of the Agreement while avoiding the application of such taxes or interest under Code Section 409A.

(b) Payments. Notwithstanding any provision in this Agreement to the contrary if, as of the effective date of the Executive’s termination of employment, he is a Specified Employee, then, to the extent required pursuant to Code Section 409A(a)(2)(B)(i), payments due under Section 7 which may constitute “deferred compensation,” shall be subject to a six (6) month delay such that amounts otherwise payable during the six (6) month period following the Executive’s Separation from Service shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh (7th) month following Separation from Service (or, if earlier, the date of death of the Executive). Any portion of the benefits hereunder that were not otherwise due to be paid during the six (6) month period following the termination shall be paid to the Executive in accordance with the payment schedule established herein.

(c) Reimbursements. For purposes of complying with Code Section 409A and without extending the payment timing otherwise provided in this Agreement, taxable reimbursements under this Agreement, subject to the following sentence and to the extent required to comply with Code Section 409A, will be made no later than the end of the calendar year following the calendar year in which the expense was incurred. To the extent required to comply with Code Section 409A, any taxable reimbursements and any in-kind benefits under this Agreement will be subject to the following: (i) payment of such reimbursements or in-kind benefits during one calendar year will not affect the amount of such reimbursement or in-kind benefits provided during any other calendar year (other than for medical reimbursement arrangements as excepted under Treasury Regulations § 1.409A-3(i)(1)(iv)(B) solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period the arrangement remains in effect); (ii) such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another form of compensation to the Executive; and (iii) the right to reimbursements under this Agreement will be in effect for the lesser of the time specified in this Agreement or ten (10) years plus the lifetime of the Executive. Any taxable reimbursements or in-kind benefits shall be treated as not subject to Code Section 409A to the maximum extent provided by Treasury Regulations § 1.409A-1(b)(9)(v) or otherwise under Code Section 409A.

(d) Cooperation. If any compensation or benefits provided by this Agreement may result in the application of Code Section 409A, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred of compensation” within the meaning of Code Section 409A or in order to comply with the provisions of Code Section 409A and without any diminution in the value of the payments or benefits to the Executive. This Section 22 is not intended to impose any restrictions on payments or benefits to Executive other than those set forth in this Agreement or required for Executive not to incur additional tax under Code Section 409A and shall be interpreted and operated accordingly. The Company to the extent reasonably requested by the Executive shall modify this Agreement to effectuate the intention set forth in the preceding sentence.

23. Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties relating to the subject matter of this Agreement. It binds and benefits the parties and their successors in interest, heirs, beneficiaries, legal representatives and assigns.

24. Survival. The provisions of Section 7(f), Section 10 and Section 16 shall survive the termination of this Agreement for any reason.

25. Counterparts. This Agreement may be signed in several counterparts, each of which will be an original and all of which will constitute one agreement.

26. Construction. In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (a) “including” means “including, but not limited to;” (b) all references to sections are to sections in this Agreement unless otherwise specified; (c) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (d) the captions and headings of sections appearing in this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (e) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

27. Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law, governmental regulation or ruling.

28. Counsel; Ambiguity. Each party acknowledges that it has had the opportunity to be represented by counsel in connection with this Agreement. Any rule of law or any legal doctrine that would require interpretation of any claimed ambiguities against the party that drafted it has no application and is expressly waived.

29. WAIVER. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT SUCH PARTY HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF SUCH PARTY’S OWN FREE WILL AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL, OR HAS HAD ADEQUATE OPPORTUNITY TO SEEK SUCH COUNSEL. EACH PARTY FURTHER ACKNOWLEDGES THAT (i) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, AND (ii) THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES TO ENTER INTO THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

US FEDERAL PROPERTIES TRUST, INC.,
a Maryland corporation

By:	/s/ Richard Baier
Name:	Richard Baier
Its:	Chief Executive Officer

US FEDERAL PROPERTIES PARTNERSHIP, LP, a Delaware limited partnership

By:	US Federal Properties Trust, Inc., a Maryland corporation
Its:	General Partner

	By:	/s/ Richard Baier
	Name:	Richard Baier
	Its:	Chief Executive Officer

/s/ Kevin T. Kelly
Kevin T. Kelly, an individual

[Signature page to USFPT Employment Agreement]

Exhibit A

JOB DESCRIPTION

During the Term, Executive, as Chief Financial Officer of the Company, shall have all the duties and responsibilities customarily rendered by a Chief Financial Officer of publically held REITs of similar size and nature, including without limitation overall, day-to-day financial management of the Company’s business and all of its operations associated therewith, and such other duties and responsibilities as may be delegated from time to time by the Board or the Chief Executive Officer of the Company in its or his sole discretion. Executive will report to the Chief Executive Officer.

During the Term, Executive, as President and Treasurer of the Company (so long as he serves in either one or both capacities), shall have those duties and responsibilities set forth in the By-laws of the REIT and such other duties as may be delegated by the Board or the Chief Executive Officer of the Company from time to time in its or his sole discretion.

A-1

Exhibit B

AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE (the “Release”) is made and entered into as of this      day of [                    , 20    ], by and between [                                        ] (the “Company”) and its successors (collectively referred to herein as the “Company”), and [                    ] (the “Executive”).

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Termination of Employment. The Executive and the Company agree that the Executive’s employment with the Company and the employment agreement entered into by and between the Executive and the Company, dated                     , 2010 (the “Employment Agreement”) terminated effective                     .

2. Severance Benefits. In consideration for the promises made in this Release, the Company agrees to pay the Executive the sum of $             [to include all cash payments due under Section 7 of the Employment Agreement, if applicable], payable on the forty-fifth (45 th) day following the Date of Termination, after the execution by the Executive (without subsequent revocation) of this Release. If the Executive elects to continue the Executive’s and/or the Executive’s family’s health insurance under the Company group health program pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company agrees to continue to pay the Company portion (as if Executive were still employed) of the Executive’s health insurance premium plus the COBRA administrative premium for eighteen (18) months. The Executive acknowledges that the severance payment and health insurance benefits are being provided by the Company as consideration for the Executive entering into this Agreement, including the release of claims and waiver of rights provided for in herein. The Executive acknowledges that the severance payment and health insurance benefits shall be subject to all applicable withholding and reporting requirements.

3. General Release. The Executive, with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with his counsel, releases and discharges the Company, its shareholders, officers, directors, supervisors, managers, employees, agents, representatives, attorneys, parent companies, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Company Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy, arising prior to the execution of this Release. Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as general as the law permits, this Release specifically includes any and all subject matters and claims arising from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Executive Retirement Income Security Act of 1974, as amended and other similar state or local laws; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim, claim for equity in the Company, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with the Company, the termination of his employment with the Company, or involving any continuing effects of his employment with the Company or termination of employment with the Company; provided, however, that, nothing herein waives or releases the Executive’s rights to which the Executive may be entitled under a Company sponsored tax qualified retirement or savings plan, to any rights of the Executive to indemnification under the Articles of Incorporation or by-laws of the Company or other agreement between the Executive and the Company, to any rights of the Executive under any directors’ and officers’ liability insurance policy maintained by the Company, nor to any payments or benefits the Company is required to pay or provide pursuant to the terms of this Release.

THE UNDERSIGNED ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF ANY APPLICABLE STATE CIVIL CODE (OR ANY SIMILAR PROVISION OF ANY STATE LAW, WHICH MAY BE APPLICABLE), WHICH MAY PROVIDE AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

4. Covenant Not to Sue. The Executive agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Section 3 hereof, and further agrees that his Release is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, the Executive will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, civil action, suit or legal proceeding.

5. Severability. If any provision of this Release shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify the Release so that, once modified, the Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

6. Non-Disclosure. The Executive agrees that he will keep the terms and amounts set forth in this Release completely confidential and will not disclose any information concerning this Release’s terms and amounts to any person other than his attorney, accountant, tax advisor, or immediate family.

7. Representation. The Executive hereby agrees that this release is given knowingly and voluntarily and acknowledges that:

(a) this Release is written in a manner understood by the Executive;

(b) this Release refers to and waives any and all rights or claims that he may have arising under the Age Discrimination in Employment Act, as amended;

(c) the Executive has not waived any rights arising after the date of this Release;

(d) the Executive has received valuable consideration in exchange for the release in addition to amounts the Executive is already entitled to receive; and

(e) the Executive has been advised to consult with an attorney prior to executing this Release.

8. Consideration and Revocation. The Executive is receiving this Release on                  , 20    , and the Executive shall be given twenty-one (21) days from receipt of this Release to consider whether to sign the Release. The Executive agrees that changes or modifications to this Release do not restart or otherwise extend the above twenty-one (21) day period. Moreover, the Executive shall have seven (7) days following execution to revoke this Release in writing to the Secretary of the Company and the Release shall not take effect until those seven (7) days have ended.

9. Amendment. This Release may not be altered, amended, or modified except in writing signed by both the Executive and the Company.

10. Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Release, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Release. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Release shall be construed as if the parties jointly prepared this Release, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

11. Binding Effect; Assignment. This Release and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties and their respective successors, heirs, representatives and permitted assigns. None of the parties may assign its respective interests hereunder without the express written consent of the other party.

12. Applicable Law and Disputes. This Release shall be governed by, and construed in accordance with, the state laws as provided in the Employment Agreement. The resolution of any disputes under this Release shall be subject to the provisions of Section 16 of the Employment Agreement.

13. Execution of Release. This Release may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release.

PLEASE READ THIS RELEASE AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS RELEASE CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

If the Executive signs this Release less than twenty-one (21) days after he receives it from the Company, he confirms that he does so voluntarily and without any pressure or coercion from anyone at the Company.

IN WITNESS WHEREOF, the Executive and the Company have voluntarily signed this Release on the date set forth above.

[ ]	Executive

By:
Its:	[ ]

Date	Date

B-4